As filed with the Securities and Exchange Commission on October 15, 2003
                                             1940 Act Registration No: 811-07959


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-14


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      /_X_/ PRE-EFFECTIVE AMENDMENT NO. _1_


                      /___/ POST-EFFECTIVE AMENDMENT NO. __





                              ADVISORS SERIES TRUST
               (Exact Name of Registrant as Specified in Charter)


                                  414-765-5344
              (Registrant's Telephone Number, Including Area Code)


                            615 East Michigan Street
                               Milwaukee, WI 53202
                    (Address of Principal Executive Offices)


                                 Eric M. Banhazl
                              Advisors Series Trust
                       2020 East Financial Way, Suite 100
                               Glendora, CA 91741
                     (Name and Address of Agent for Service)


                                    Copy to:


                               Julie Allecta, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                          55 Second Street, 24th Floor
                         San Francisco, California 94105


     An indefinite number of Registrant's shares of beneficial interest, par value $0.01 per share, has been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940. Accordingly, no filing fee is being paid at this time.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Parts A, B and C of the N-14 Registration Statement, accession number 0000894189-03-001431 filed on September 18, 2003 is incorporated herewith by reference.


                                   SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Milwaukee and State of Wisconsin, on October 15, 2003.



                                           ADVISORS SERIES TRUST

                                           By: /s/Eric M. Banhazl*
                                               ---------------------------------
                                               Eric M. Banhazl
                                               President

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 15, 2003:


Signature                               Title
---------                               -----

/s/Eric M. Banhazl*                     President and Trustee
-------------------
Eric M. Banhazl

/s/Walter E. Auch*                      Trustee
------------------
Walter E. Auch

/s/Donald E. O'Connor*                  Trustee
----------------------
Donald E. O'Connor

/s/George T. Wofford III*               Trustee
-------------------------
George T. Wofford III

/s/George J. Rebhan*                    Trustee
--------------------
George J. Rebhan

/s/James Clayburn LaForce*              Trustee
--------------------------
James Clayburn LaForce

/s/ Douglas G. Hess                     Treasurer and Principal Financial
-------------------                     and Accounting Officer
Douglas G. Hess


        * /s/ Douglas G. Hess
          -------------------
              Douglas G. Hess
             Attorney-in-Fact pursuant to
             Power of Attorney.